Exhibit 10.4

EXECUTION VERSION

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”), dated this 30th day of January, 2021 (the “Effective Date”), is made and entered into by and between Copper Property CTL Pass Through Trust (the “Trust”), a New York common law trust, with offices at c/o GLAS Trust Company, LLC (the “Trustee”), 3 Second Street, Suite 206 Jersey City, NJ 07311, and Hilco JCP LLC (an affiliate of Hilco Real Estate LLC), a limited liability company (“Manager”) with offices at 5 Revere Drive, Suite 206 Northbrook, Illinois, 60062. Each of the Trust and Manager may be referred to herein as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, the Trust was established and exists solely for the purpose of, collecting, holding, administering, distributing, and liquidating the Trust Assets for the benefit of the Certificateholders in accordance with the terms of the Trust Agreement and is intended to be treated as a grantor trust for U.S. federal income tax purposes pursuant to Section 671 of the Code, et seq.

WHEREAS, the Trust owns one hundred percent (100%) of the equity interests of (a) CTL Propco LLC, a Delaware limited liability company, and CTL Propco LP, a Delaware limited partnership (collectively, the “Retail Owners”), and (b) CTL Propco II LLC, a Delaware limited liability company, and CTL Propco II LP, a Delaware limited partnership (collectively, the “DC Owners” and, together with the Retail Owners, collectively, the “Owners”)

WHEREAS, the Retail Owners own those certain one hundred sixty (160) retail properties (the “Retail Properties”) more particularly described in the Retail Master Lease (as hereinafter defined), and lease such Retail Properties to Penney Tenant I LLC (“Retail Tenant”) pursuant to that certain Retail Master Lease, dated as of December 7, 2020, between Retail Owners (as successor by assignment to J. C. Penney Corporation, Inc., a Delaware corporation, J. C Penney Properties, LLC, a Delaware limited liability company, and JCPenney Puerto Rico, Inc., a Puerto Rico corporation), as landlord, and Retail Tenant, as tenant (as amended, the “Retail Master Lease”)

WHEREAS, the DC Owners own those certain (6) distribution centers (the “DC Properties” and, together with the Retail Properties, collectively, the “Properties”) more particularly described in the DC Master Lease (as hereinafter defined), and lease such DC Properties to Penney Tenant II LLC (“DC Tenant” and, together with Retail Tenant, individually and/or collectively, “Tenant”) pursuant to that certain DC Master Lease, dated as of December 7, 2020, between DC Owners (as successor by assignment to J. C. Penney Corporation, Inc., a Delaware corporation and J. C Penney Properties, LLC, a Delaware limited liability company), as landlord, and DC Tenant, as tenant (as amended, the “DC Master Lease” and, together with the Retail Master Lease, individually and/or collectively, the “Master Lease”).

WHEREAS, the Trust wishes to engage Manager to provide the Services (as defined below) related to the Properties, and Manager wishes to provide such Services, in each case, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, Manager and the Trust hereby agree as follows:

Agreement

1. DEFINITIONS

In this Agreement, capitalized terms shall have the meanings set forth herein and listed in Schedule 2 or, if not set forth herein, in the Trust Agreement.

2. SERVICES

2.1 Scope of Services. During the Term of this Agreement, the Manager shall perform those certain services set forth on Schedule 1 attached hereto or otherwise set forth in this Agreement and such other services related to the management of the business and affairs of the Trust as may be mutually agreed among the Parties in writing from time to time (the “Services”). In furtherance of the foregoing and subject to the limitations set forth in this Agreement (specifically including Section 2.5 hereof), during the Term of this Agreement:

a.

Manager will provide a management team along with appropriate support personnel, to provide the management services to be provided by the Manager to the Trust hereunder (the “Personnel”), including individuals who shall serve as the principal executive officer (the “Executive Officer”) and principal financial officer (the “Financial Officer” and together with the Executive Officer, the “Officers”) of the Trust solely in connection with SEC reporting requirements and for no other purpose, to provide the management services hereunder. The Personnel shall devote such of their time to the management of the Trust as is reasonably necessary and appropriate. Manager shall not be obligated to dedicate any of its personnel, including, without limitation, the Personnel and Officers, exclusively to the Trust, but will agree to dedicate such personnel to the extent required to perform the Services in accordance with the Performance Standard.

b.

In connection with Manager’s provision of the Services, the Trustee hereby appoints Manager as the manager and representative for the Services during the Term, except to the extent that the Manager elects, in its discretion and subject to the terms of this Agreement (including, without limitation, Section 11), to cause the duties of the Manager as set forth herein to be provided by third parties and/or its Affiliates. The scope of the Services shall not be changed without prior written consent of the Manager and the Trust. For the avoidance of doubt, the scope of Services shall not be considered changed or amended for any act or service not specifically enumerated on Schedule 1 but which has been requested by the Trustee.

c.

Manager shall have discretion and authority pursuant to this Agreement to perform the Services in accordance with the Performance Standard and in such manner as Manager reasonably considers appropriate to comply with such Performance Standard, subject to the terms and restrictions contained in this Agreement, as amended from time to time. In furtherance of the foregoing, the Trustee hereby designates and appoints the Officers or their designees, and each of them, as an agent and attorney-in-fact of the Trust, with full power and authority and without further approval of the Trustee, for purposes of accomplishing on the Trust’s behalf any of the matters expressly contemplated herein. Further, the Officers, or either of them or their designees, may execute, in the name and on behalf of the Trust all such documents and take all such other actions which such Person reasonably considers necessary or advisable to carry out the duties of Manager hereunder.

d.	The Manager may retain, subject to Section 11 hereof, such persons and firms as the Manager reasonably deems necessary or advisable in connection with the performance of the Services.

e.

Manager shall act on behalf of the Trust in arranging for the sale or other disposition of the Properties, disbursing and collecting the Trust’s funds, paying the debts and fulfilling the obligations of the Trust (but only to the extent the Trust has working capital to pay and fulfil same on deposit in the Manager’s Reserve Account) and supervising the performance of professionals engaged by or on behalf of the Trust other than attorneys and third-party advisors engaged by or on behalf of the Trust related to any corporate and governance matters of the Trust in each case upon the terms and subject to the conditions in the Trust Agreement.

f.

The Manager shall: (i) reasonably cooperate with the Trustee and the Certificateholders (to the extent applicable) with respect to the negotiation, execution, consummation and incurrence of any Permitted Indebtedness or any sale of the Trust Certificates (including pursuant to the Registration Rights and Resale Cooperation Agreement) and any agreements related thereto (including any engagement letters for any structuring agent, arranger, underwriter, initial purchaser or similar agent); (ii) reasonably cooperate with the Trustee and/or any structuring agent, arranger, underwriter, initial purchaser or similar agent of any Permitted Indebtedness or order to obtain a rating of such Permitted Indebtedness; (iii) reasonably cooperate with the Trustee and/or any such structuring agent, arranger, underwriter, initial purchaser or similar agent in preparing any offering memorandum, private placement memorandum, confidential information memorandum, investor presentations, lender presentations or similar materials; (iv) reasonably cooperate with Trustee to cause Trust to enter into such documents and take such other actions reasonably necessary in connection with the foregoing.

g.

Manager shall prepare an initial budget for the Trust and the Trust Assets on or prior to the date hereof, to be approved by BidCo, and subsequent annual budgets (the initial budget and subsequent annual budgets, together, the “Annual Budgets”)

h.	Manager shall carry out the Services hereunder in accordance with the Annual Budgets, subject to Section 4.2(c).

i.	Manager shall perform the Services in accordance with the Performance Standard.

2.2 Place of Performance. Manager and the Officers shall provide the Services, as applicable, at Manager’s offices or such other locations as designated by Manager in its sole and absolute discretion, and shall only be required to perform the Services at the Properties to the extent necessary and required to fulfill the Services. Notwithstanding anything herein, the Trustee acknowledges and agrees that, if and to the extent there are any third-party property managers and contractors at the Properties (collectively, the “Property Level Contractors”) and, as part of Manager’s obligation to perform the Services, Manager is required to oversee the day-to-day operations of the Property Level Contractors, the Trustee acknowledges and agrees that (i) the Manager Parties (as defined below) shall in no way be deemed to be, or shall be, the employer of the Property Level Contractors or their employees or the Trust or its employees, (ii) the Manager Parties shall in no way be deemed to be, nor shall they be, employees or agents of the Property Level Contractors or the Trust or its employees and (iii) the Manager Parties shall not in any way be responsible for providing any direction operation or financial oversight or supervision at any physical location of the Properties.

2.3 Trustee’s Cooperation. In order to properly perform the Services and fulfill its obligations hereunder, each of Manager and the Officers will rely on the timely cooperation of the Trustee (to the extent the Trustee is able to perform such tasks without direction from Certificateholders or has obtained the approval or direction of the requisite Certificateholders) and other professional advisors, including, without limitation, making available to each of Manager and the Officers relevant data, information and records and performing any tasks or responsibilities reasonably requested of the Trustee (to the extent the Trustee is able to perform such tasks without direction from Certificateholders or has obtained the approval or direction of the requisite Certificateholders) by either of Manager or the Officers in connection with the Services. The Trustee will provide Manager, the Personnel, the Approved Subcontractors and the Officers with full access to all books, records and (to the extent advisable for the proper performance of the Services), as well as to all accountants and attorneys retained by either of Manager or the Officers with respect to the Services. The Trustee acknowledges and agrees that neither Manager nor any of the Officers shall have any responsibility or liability for any delays, additional costs or other deficiencies caused by the Trustee’s failure to comply with this Section 2.3. Further, to the extent permitted by applicable law, each of Manager and Officers (i) shall assume the accuracy and completeness of all information submitted by or on behalf of the Trustee (including any of its officers, employees, or representatives) to Manager or any of the Officers for analysis and which will form the basis of Manager’s or such Officers’ conclusions, as applicable, without any obligation of either of Manager or any of the Officers to verify the accuracy or completeness of such information and (ii) shall not be liable or responsible for any Services provided to the extent based on inaccurate or incomplete information provided or accepted by or on behalf of the Trust.

2.4 Payment of Accounts. The Trustee shall cause bank accounts to be established as contemplated by the Trust Agreement (any such account, a “Company Account”). Manager shall direct that any and all amounts due and owing pursuant to the Master Leases or otherwise collected in connection with the Properties (including in connection with a sale of any Property) be paid directly to the designated Company Account identified by the Trustee or as contemplated by Section 5.02 of the Trust Agreement. The Trustee acknowledges and agrees that, other than the expenses set forth in Section 4.2(a) below, any and all amounts due and owing hereunder, including, without limitation, in Sections 4.1, 4.2(b) and 4.3 shall be paid out of the Manager’s Reserve Account, it being acknowledged and agreed by the Trustee that Manager shall not be obligated to pay for any matters hereunder or otherwise in connection with the Services other than as contemplated by Section 4.2(a) nor shall Manager be required to continue performing the Services hereunder to the extent the Trustee, on behalf of the Trust, has failed to fund its obligations hereunder, following written notice to the Trustee by the Manager of such funding obligations, and such failure continues for a period of ten (10) business days after written notice of such failure has been delivered to the Trustee by the Manager.

2.5 Limitations on Authority. In addition to any and all other limitations on the authority of the Manager set forth herein, the Manager shall not be authorized without the prior written consent of the Trustee (on behalf of the Trust) (which consent may be withheld or granted in its sole and absolute discretion and may be subject to direction of Certificateholders as appropriate or applicable) to: (a) take any action that would constitute a default under any document evidencing Permitted Indebtedness, any Master Lease or other material agreement (copies of which are in the possession of or have been provided to the Manager), law, or regulation affecting the Properties, (b) enter into any PSA except as permitted under the Trust Agreement, (c) agree to sell any of the Properties except to the extent that such sale is an Agreed Sale or constitutes a Strategic Disposition Transaction, (d) sell any of the Properties for consideration other than cash, (e) borrow money or execute any promissory note on behalf of the Trust or any of the Owners or encumbering any of the Properties, or (f) enter into any other leases (other than the Severed Leases expressly permitted pursuant to the terms of the Master Leases (with such modifications as are approved by Trustee (acting at the direction of the Certificateholders as appropriate or applicable), or counsel to the Trust)), master leases, or other material agreements affecting the Properties.

3. COVENANTS. The Manager shall reasonably cooperate with the Trustee’s efforts to satisfy the following covenants set forth in Article VI of the Trust Agreement: Sections 6.06, 6.09(b), 6.09(c), 6.09(j), 6.09(k) and 6.09(l).

4. FEES AND EXPENSES.

4.1 Consideration. The Trust shall pay to Manager, in consideration of the Services, an annual base management fee (the “Base Fee”) and the asset management fee (the “AM Fees”) as set forth in Schedule 3 (collectively the “Consideration”). Manager shall be solely responsible for the compensation of any Approved Subcontractors and Personnel who may provide any Services pursuant to this Agreement.

4.2 Expenses.

(a) Expenses of Manager. Except as otherwise expressly provided herein or in any Annual Budget, Manager shall bear the expenses set forth in clauses (i) through (iii) below incurred in connection with the performance of its duties under this Agreement. Any other expenses incurred by Manager or the Officers in connection with the Services or the performance of each of their respective duties hereunder and not expressly set forth in this Section 4.2(a) shall be promptly reimbursed by the Trust to Manager within five (5) business days after receipt of a written request (together with reasonably detailed invoices) for such reimbursement by the Manager to the Trustee.

(i)

salary (including bonus and other wages), or employment expenses (including payroll taxes and any costs of insurance) of the Personnel (but not travel and other expenses incurred in connection with providing the Services);

(ii)

rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses of Manager in connection with this Agreement, except to the extent such expenses relate solely to an office maintained by the Trustee separate from the office of Manager or the Officers; and

(iii)	miscellaneous administrative expenses relating to performance by Manager and the Officers of their respective obligations hereunder.

(b) Expenses of the Trust. Except as expressly otherwise provided in this Agreement and subject to the requirement set forth in Section 4.3 below, the Trust shall pay all of its expenses, and, without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Trust shall be (x) paid by the Trustee, on behalf of the Trust, and shall not be paid by Manager or (y) subject to the limitations set forth below, paid by the Manager and reimbursed by the Trustee, on behalf of the Trust, within five (5) business days following a written request for any such reimbursement provided by the Manager to the Trustee:

(i)	travel and other expenses of the Personnel and Officers incurred in connection with the Services (other than salary or employment expenses);

(ii)	the cost of borrowed money;

(iii)	taxes on income and taxes and assessments on real and personal property, if any, and all other taxes applicable to the Trust or the Properties;

(iv)

legal, auditing, accounting, underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and listing of the Trust or any securities on the stock exchange, including transfer agent’s, registrar’s and indenture trustee’s fees and charges;

(v)	expenses of organizing, restructuring, reorganizing or liquidating the Trust, including winding down, revising, amending, converting or modifying the Trust’s organizational documents;

(vi)

fees and travel and other expenses paid to the Trustee and officers of the Trust (but not in their capacities as officers or employees of Manager) and fees and travel and other expenses paid to advisors, contractors, mortgage servicers, consultants, and other agents and independent contractors employed by or on behalf of the Trust;

(vii)

documented expenses directly connected with the investigation, disposition or ownership of the Properties or other real estate interests or other property (including third party property diligence costs, appraisal reporting, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair, improvement and local management of property), other than expenses with respect thereto of employees of Manager, to the extent that such expenses are to be borne by Manager pursuant to Section 4.2(a) above;

(viii)

all insurance costs incurred in connection with the Trust (including director, trustee and/or officer liability insurance) or in connection with any director, trustee and/or officer indemnity agreement to which the Trust is a party;

(ix)

documented expenses for all third-party contracts entered into by or on behalf of Manager and as set forth in the applicable Annual Budget (or otherwise approved in writing by the Trustee), including, without limitation, those entered into with the Subcontractors; provided that any such-third-party contracts not provided for in the applicable Annual Budget or otherwise approved in writing by Trustee shall be subject to Section 4.2(c) below;

(x)	expenses connected with payments of dividends or interest or contributions in cash or any other form made or caused to be made by the Trustee to holders of securities of the Trust;

(xi)

all expenses connected with communications to holders of securities of the Trust and other bookkeeping and clerical work necessary to maintaining relations with holders of securities, including the cost of any transfer agent, the cost of preparing, printing, posting, distributing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Trust’s securities;

(xii)	legal, accounting and auditing fees and expenses in addition to those described in subsection (iii) above;

(xiii)	filing and recording fees for regulatory or governmental filings, approvals and notices to the extent not otherwise covered by any of the foregoing items of this Section 4.2(b);

(xiv)	software licensing fees and other fees and costs associated with proprietary software and programs used separately by the Trust; and

(xv)	all other costs and expenses of the Trust, including those set out in the Annual Budgets, other than those to be specifically borne by Manager pursuant to Section 4.2(a) above.

(c) If, during any calendar year, the aggregate total expenses of the Trust exceed (or are projected in good faith by the Manager to exceed) 120% of the aggregate total expenses of the Trust set forth in the then current Annual Budget, then the Manager shall, within ten (10) Business Days, provide an updated Annual Budget to the Trustee.

4.3 Invoices and Payment. Manager shall provide an invoice for, all reimbursable expenses, billed no more frequently than monthly, but no later than forty-five (45) days after receipt of an invoice by Manager, the Personnel and/or the Officers of any such reimbursable expenses. Each invoice shall be accompanied by reasonable back-up documentation of the charges contained therein including receipts or paid invoices for any reimbursable expenses to be reimbursed.

4.4 Full Payment. Payment of the Consideration and reimbursement of the reimbursable expenses hereunder shall constitute full and entire compensation for Services under this Agreement.

5. TERM AND TERMINATION

5.1 Term. This Agreement shall commence as of the Effective Date and shall continue for a period of twenty-four (24) months thereafter; provided, however, that such twenty-four (24) month period shall be automatically extended in successive six (6) month increments until the termination of the Trust Agreement in accordance with its terms (the “Term”).

5.2 Termination. This Agreement may be terminated as follows:

(a)	By the Trustee (acting at the direction of the Majority Certificateholders for a termination pursuant to clause (v) below and otherwise pursuant to the Trust Agreement):

(i)

immediately upon written notice thereof to Manager, in the event of any action or omission by the Manager or the Officers that constitutes fraud, willful material misrepresentation, willful misconduct, material breach of this Agreement (including any breach of the Performance Standard), willful misapplication or misappropriation of funds or gross negligence and, to the extent such action or omission constitutes a material breach of this Agreement and is otherwise curable (it being understood and agreed that any monetary breach of this Agreement shall be deemed not to be curable), which is not cured by the Manager or the Officers within thirty (30) days after the Manager or the Officers are provided written notice thereof; provided that if the Manager or the Officers cure any such material breach of this Agreement within the foregoing cure period, this Agreement will not so terminate and the applicable notice of termination shall be deemed to have been rescinded;

(ii)	immediately and automatically, in the event of a liquidation or dissolution of the Manager;

(iii)

immediately upon written notice thereof to Manager, in the event the Manager commences a voluntary case or proceeding under any bankruptcy law, consents to the commencement of any bankruptcy or insolvency case or proceeding against it, or files a petition or answer or consent seeking reorganization or relief against it, consents to the entry of a decree or order for relief against it in an involuntary case or proceeding under any bankruptcy law, consents to the filing of any such petition or to the appointment of or taking possession by a custodian of the Manager or for all or substantially all of its property, or makes an assignment for the benefit of creditors or admits in writing of its inability to pay its debts generally as they become due or takes any corporate action in furtherance of any such action;

(iv)

immediately upon written notice thereof to Manager, in the event that a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against the Manager in any involuntary case or proceeding under any bankruptcy law, or adjudges the Manager bankrupt or insolvent, or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Manager, or appoints a custodian of the Manager or for all or substantially all of its property, or orders the winding up or liquidation of the Manager, and any such decree or order for relief or any such other decree or order continues unstayed and in effect for a period of ninety (90) consecutive days; or

(v)

for any reason or no reason at any time after the Effective Date by providing not less than ninety (90) days’ prior written notice thereof to Manager; provided that, except with respect to a termination pursuant to Sections 5.2(a)(i)-(iv), Manager shall be entitled to the sum, to the extent applicable, of: (i) all fees payable pursuant to Section 4; (ii) any accrued fees and expenses as of such termination date; (iii) with respect to Agreed Sales that are closed not more than one hundred eighty (180) days following the termination date, in the event that one or more definitive letters of intent or PSAs with respect to such Agreed Sales shall have been executed by the relevant parties prior to the termination date, the AM Fees Manager would have been entitled to receive in connection with such Agreed Sales but for its termination hereunder; and (iv) if terminated at any time prior to the last day of the fourteenth (14th) month following the Effective Date, the aggregate Base Fee for each remaining month in such fourteen-month period, notwithstanding such earlier termination.

(b) By Manager for any reason or no reason by providing not less than one hundred eighty (180) days’ prior written notice thereof to the Trustee; in which event Manager shall be entitled to all fees payable pursuant to Section 4 until such termination becomes effective.

(c) Automatically as to each party hereto upon the final dissolution of the Trust following the sale of all Properties.

5.3 Effect of Expiration/Termination. Upon the expiration or earlier termination of this Agreement:

(a) The Parties shall have no further rights or obligations under this Agreement, except as specifically set forth herein, and the Trustee’s obligation to pay any Consideration and to reimburse any Approved Expenses accruing from and after the date of such termination shall cease;

(b) The Trustee, on behalf of the Trust, shall be responsible for paying any Consideration and reimbursing any Approved Expenses incurred or accruing prior to the date of the expiration or termination of this Agreement; and

(c) Manager shall return, or cause to be returned, all Confidential Information, and any other property of the Trust, in its actual possession or control; provided, that (i) neither Manager nor the Officers shall have any obligation to return or destroy information (including copies, extracts and other reproductions) retained in standard archival or computer back-up systems or pursuant to its or its representatives’ normal document or e-mail retention practices, (ii) Manager and the Officers may retain information to the extent required (based upon the advice of counsel) by legal requirements or by any governmental or regulatory authority, and (iii) Manager’s accountants or attorneys may retain information pursuant to their professional obligations. Any information retained by the receiving party or its representatives as described in clauses (i), (ii) and (iii) shall be maintained as confidential and shall be subject to the terms and conditions of this agreement.

5.4 Post-Termination Transition Services. Notwithstanding anything in this Section 5 to the contrary, for a period of not less than one hundred eighty (180) days following any termination of this Agreement by the Trustee pursuant to Section 5.2(a), Manager shall be required to provide reasonable and customary assistance and transition services to any replacement manager(s) engaged by the Trust, which cooperation shall include, without limitation, reasonable access to (i) any information in the possession of the Manager Parties in respect of the Trust and (ii) the Officers and Personnel (collectively, the “Transition Services”). In connection with any Transition Services requested, the Trustee, on behalf of the Trust, shall pay to Manager an amount equal to $75,000 per month until such time as the Trustee notifies Manager that such Transition Services are no longer required.

7. INDEPENDENT CONTRACTOR

The Trustee, on behalf of the Trust, acknowledges and agrees that (i) Manager will act as an independent contractor hereunder, and its responsibility is solely owed to the Trust and contractual in nature, and Manager does not owe the Trust, or any other person or entity (including, without limitation, any Certificateholders or holders of Trust Interests, affiliates, creditors or employees of the Trust), any fiduciary or similar duty as a result of its engagement hereunder or otherwise, (ii) the Manager Parties will not be liable for any losses, claims, damages or liabilities arising out of the actions taken, omissions of or advice given by other parties who are providing services to the Trust, (iii) Manager may provide tools or online document repository spaces to facilitate the Services, that such products or services are provided by third party vendors and that the Trust uses those products or services at its own risk, (iv) Manager is not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction, (v) the Trustee has consulted, and will consult, as appropriate, with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of this Agreement and the matters contemplated hereby, and that the Manager Parties shall have no responsibility or liability with respect thereto, (vi) the Trustee, on behalf of the Trust is capable of evaluating the merits and risks of this Agreement and accepts the terms, conditions, and risks herein and the transactions and fees contemplated hereunder, (vii) neither the Trustee nor its agents, employees or representatives shall represent themselves in any way as agents or employees of Manager nor shall any of the foregoing have any power to legally bind the Manager Parties to any third party and (viii) neither the Manager nor any Manager Parties or Personnel be deemed employees of the Trust or, except for the Officers (solely to the extent and pursuant to the express terms hereof), officers of the Trust.

8. TAXES

Manager shall be solely responsible for the payment of all federal, state and local taxes (including federal, state and local self-employment taxes) that are in any way connected with its performance of the Services, as applicable; provided, however that in no event shall the foregoing be construed as requiring Manager to pay any real estate, ad valorem or other similar taxes assessed on the Properties or any portion thereof (“Real Estate Taxes”), which Real Estate Taxes shall be the sole responsibility of the applicable Tenants under the Master Leases; provided, however, that from and after (i) the Partial Property Termination Date with respect to any Tenant Option Property (as such terms are defined in the Master Lease) or (ii) any other date, with respect to any Property, as of which the applicable Tenant is no longer paying the applicable Real Estate Taxes (whether as a result of the termination of the applicable Master Lease, a default thereunder or otherwise), Manager shall arrange for the payment, on behalf of the Trust, of such Real Estate Taxes, subject to the Trust’s right to reimbursement thereof in accordance with its Master Lease. In each case where an amount in respect of tax is payable by the Trust in respect of a service provided by the Manager, the Manager shall furnish in a timely manner a valid sales (or other) tax receipt or invoice to the Trustee in the form and manner required by applicable law to allow the Trust to recover such tax to the extent allowable under such law.

9. NO JOINT VENTURE

The Trustee, on behalf of the Trust, and Manager acknowledge and agree that the Trust and Manager are not partners or joint venturers with each other and neither the terms of this Agreement nor the fact that the Trust and Manager may have joint interests in any one or more investments, ownership in each other or other interests in any one or more entities or may have common officers or employees or a tenancy relationship shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them

10. ASSIGNMENT; DELEGATION

Except with respect to the employment of the Personnel, Officers and Subcontractors engaged or delegated to by Manager in connection with the Services, Manager shall not assign this Agreement, or delegate or enter into any subcontract for the performance of any of its obligations under this Agreement, including any portion of the Services, in whole or in part. Any purported assignment in violation of this provision shall be void and of no effect.

11. THIRD PARTY SERVICES; AFFILIATE SERVICES

The Manager may retain, or may seek to have the Trust retain, for and on behalf, and at the sole cost and expense, of the Trust, the services of such persons, third-party service providers and third-party service firms selected by Manager (each, a “Third-Party Firm”) as the Manager reasonably deems necessary or advisable; provided, that: (i) any such services may only be provided by Affiliates of the Manager to the extent that (A) such services are on arms’ length terms and at competitive market rates in relation to terms that are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to the assets of the Trust; (B) the Trustee (acting with the approval of the Majority Certificateholders (as defined in the Trust Agreement)) has approved the retention of such Affiliate; and (C) the Manager shall remain fully liable for any failure by such Affiliates to perform the Manager’s obligations under this Agreement as if such services were performed by the Manager itself; (ii) (x) to the extent that any such Services are delegated to a Third-Party Firm as contemplated by the initial Annual Budget, such expenses shall be at the sole cost and expense of the Trust, and Manager has the right to delegate any such Services to any Third-Party Firm providing substantially similar services and (y) if in the future a requirement for services of a kind not contemplated in the initial Annual Budget arises and such services are not customarily and usually performed by prudent institutional commercial property and asset managers in administering portfolios of commercial properties or historically performed by the Manager, then the Manager may retain for and on behalf, and at the sole cost and expense, of the Trust, the services of a Third-Party Firm; and (iii) whether such Third-Party Firms are Affiliates or third parties, the Services shall include Manager’s supervision of such service providers. In performing its duties under this Section 11, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Trust’s sole cost and expense; provided, however, that Manager shall not be permitted to hire any Third-Party Firm if the reasonable costs and expenses of such Third-Party Firm are not included on the applicable Annual Budget.

12. LIMITATION OF LIABILITY; INDEMNIFICATION

12.1 Limitation of Liability. Manager assumes no responsibility other than to render the Services in accordance with the Performance Standard and shall not be responsible for any action of the Trustee in following or declining to follow any advice or recommendation of Manager other than with respect to the Excluded Losses.

12.2 Indemnification.

(a) The Trust shall indemnify and hold harmless Manager and its officers, members, employees and directors, and each of their respective successors and assigns (collectively, the “Manager Parties”), to the fullest extent lawful, from and against any and all claims, liabilities, losses, actions, suits, proceedings, third party subpoenas, damages, out-of-pocket costs and expenses (an “Action”) (including, without limitation, full reimbursement of all reasonable and documented out-of-pocket fees and expenses of one counsel in investigating, preparing or defending against any such Action and in enforcing the terms of this Agreement, as incurred, related to or arising out of or in connection with the Services, the Properties or any portion thereof or this Agreement, whether or not resulting from the Manager Parties’ negligence (“Losses”)); provided, that the Trust shall not be responsible for or indemnify or hold harmless any Manager Parties from or against any Excluded Losses. “Excluded Losses” shall mean any Action or Losses that arise out of or are based on any action or failure to act by Manager to the extent such Action or Losses are determined, by a final non-appealable judgment by a court of competent jurisdiction, to have resulted or arisen from Manager’s bad faith, gross negligence or willful misconduct.

(b) the Manager shall, to the fullest extent lawful, reimburse, indemnify and hold the Trust (or any Subsidiary), the Trustee and its and their stockholders, directors and officers and each other Person, if any, controlling the Trust (each, a “Trust Party” and together with the Manager Parties, each, an “Indemnitee”), harmless of and from any Action or Losses in respect of or arising from the Manager’s bad faith, willful misconduct or gross negligence, as determined by a final adjudication.

12.3 Procedure. If any action or proceeding in respect of which indemnity may be sought in accordance with Section 12.2 is brought or asserted against any Indemnitee, such Indemnitee shall promptly notify the party against whom such indemnity is claimed (the “Indemnitor”) in writing (but the failure to give such notice shall not affect the Indemnitor’s obligations hereunder or otherwise unless the Indemnitor demonstrates that the defense of such action or proceeding was materially prejudiced by such failure), and the Indemnitor shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of all defense costs and expenses. Each Indemnitee shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be borne by the Indemnitee unless (i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) the Indemnitor shall have failed to assume the defense of such action or proceeding within ten business days after the Indemnitee gives written notice of such action or proceeding, or (iii) the named parties to any such action or proceeding include both the Indemnitee and the Indemnitor or an affiliate thereof such that joint representation would be inappropriate (in which case, if the Indemnitee notifies the Indemnitor that it elects to employ separate counsel at the expense of the Indemnitor, the Indemnitor shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee; however, the Indemnitor shall not, in connection with any one such action or proceeding, be liable for the fees and expenses of more than one separate firm of attorneys, together with local counsel at any time for all Indemnitees, which firm shall be designated by the Indemnitee). If the Indemnitor assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee’s consent (which shall not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee (y) the sole relief provided is monetary damages that are paid in full by the Indemnitor and (b) the Indemnitor shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld) and (z) such compromise or settlement includes an express unconditional release of such Indemnitee from all Losses arising out of such Action. If notice is given to the Indemnitor of the commencement of any action and it does not, within ten (10) business days after the Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume the defense thereof, the Indemnitor shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnitee.

12.4 Contribution. If, for any reason the indemnification in Section 12.2 is judicially determined to be unavailable to any such Indemnitee for any reason or insufficient to hold any such Indemnitee harmless, each Indemnitor agrees to contribute to any such Losses in such proportion as is appropriate to reflect the relative benefits received or proposed to be received by it, on the one hand, and by such Indemnitee, on the other, from the matters (whether or not consummated) contemplated by the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor, on the one hand, and Indemnitee, on the other, but also the relative fault of the Indemnitor and the Indemnitee, as well as any other relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all Manager Parties to all Losses shall not exceed the amount of fees actually received by Manager with respect to the services rendered pursuant to this Agreement. Relative benefits to the Trust, on the one hand, and to Manager, on the other hand, shall be deemed to be in the same proportion as (i) the total value received by the Trust from the matters contemplated by the Agreement bears to (ii) all fees actually received by Manager in connection with the Agreement.

12.5 Other Activities. Subject to Section 13 herein and the Manager acting in accordance with the Performance Standard in rendering the Services, nothing in this Agreement shall prevent any of the Manager Parties from engaging in other activities or businesses, including those that compete with the Trust, or from rendering services of any kind to any other person or entity, including any that may compete with the Trust, including investment in, or advisory service to others investing in, any type of real estate or real estate related investment, including investments which meet the principal investment objectives of the Trust (collectively, the “Investment and RE Matters”). The Trustee acknowledges and agrees that it is not entitled to preferential treatment in receiving information, recommendations and other services from Manager. The Trustee further acknowledges that certain conflicts may exist with regard to the allocation of Investment and RE Matters and for the time and attention of the Manager Parties in connection therewith and agrees that the Manager Parties may resolve such conflicts in good faith and in their fair and reasonable discretion.

12.6 Potential Opportunities. If any of the Manager Parties acquire knowledge of a potential business opportunity related to the Investment and RE Matters, and provided that the Manager Parties at all times act accordance with the Performance Standard, the Trust renounces any potential interest or expectation in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted by applicable law. Accordingly, to the maximum extent permitted by applicable law (i) the Manager Parties are not required to present, communicate or offer any business opportunity to the Trust and (ii) the Manager Parties, on each of their own behalves, shall have the right to hold, exploit, direct, recommend, offer, sell, assign or otherwise transfer any such business opportunity to any person or entity other than the Trust. The foregoing shall not constitute or be construed or interpreted as a breach by Manager of any duties to the Trust under this Agreement, or an act or omission of any of the Manager Parties, as applicable, constituting bad faith, fraud, intentional misconduct or knowing disregard of the duties of Manager under this Agreement. Notwithstanding the foregoing, in no event shall Manager or any of its Affiliates or Representatives be permitted to represent the counterparty in any transaction, arrangement or agreement with the Trust including, without limitation, in connection with the Property Documents (as defined in the Master Leases). The Manager shall not purchase any Property or acquire any Permitted Indebtedness of the Trust.

12.7 Survival. The agreements in this Section 12 shall survive the expiration or earlier termination of this Agreement.

13. CONFIDENTIALITY

13.1 Confidentiality Obligations. All non-public information (“Confidential Information”) obtained by the Trustee or the Trust on the one hand or the Manager, Officers and any Personnel on the other hand, or their respective Affiliates of any of the foregoing (collectively, “Representatives”), pursuant to, or in connection with any obligations (including performance of the Services) under, this Agreement, whether oral or written, shall be regarded as strictly confidential unless disclosure thereof (including disclosure of this Agreement) is required pursuant to applicable law or as otherwise provided in Section 13.5.

13.2 Definition of Confidential Information. “Confidential Information” includes, but is not limited to, all plans, drawings, renderings, studies, reports, analyses, records, agreements, sales and marketing materials, and other materials and documents including any derivative works with respect to any of the foregoing, and the information contained therein, provided or shown to the Party wishing to disclose such materials (the “Disclosing Party”) or its agents or employees by the other Party (the “Non-Disclosing Party”) or its agents or employees, or otherwise produced by the Trustee or the Manager in the course of providing the Services hereunder;

13.3 Non-Disclosure Obligation. In consideration of the disclosure of the Confidential Information, the Parties agree to receive and hold the Confidential Information in strict confidence, to advise their Representatives of the confidential nature of the information and direct them to maintain such information in strict confidence and, except as contemplated herein, never to disclose, disseminate, publish, reproduce or otherwise use the Confidential Information in any manner whatsoever, except as specifically authorized in writing by the Non-Disclosing Party. Each of the Parties also agrees not to analyze, sell, show or give the Confidential Information or documents relating thereto to any third party, and will not disclose the results of tests conducted using the Confidential Information.

13.4 Security Procedures. Each Party agrees to limit the dissemination of the Confidential Information within its own organization only to those officers, employees, contractors, attorneys and consultants who need to have access to the Confidential Information solely in connection with such Party’s obligations hereunder.

13.5 Exclusions. The foregoing undertakings of confidentiality and non-disclosure shall not apply to Confidential Information that (a) prior to or after the date hereof was or becomes generally known to the public other than by reason of the Disclosing Party’s breach or deemed breach of the foregoing confidentiality undertakings, (b) is disclosed by the Disclosing Party pursuant to a requirement of law, provided that the Disclosing Party shall have complied with Section 13.6, (c) is disclosed in connection with any governmental or regulatory filings by the Trust or presentations to investors in the Trust (subject to compliance with Regulation FD), (d) is disclosed following the Disclosing Party receiving express written permission from the Non-Disclosing Party and (e) is disclosed pursuant to Section 13.6.

13.6 Disclosures Required by Law. If the Disclosing Party becomes legally obligated to disclose any Confidential Information, the Disclosing Party shall give the Non-Disclosing Party prompt and timely notice of such fact so that the Non-Disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure or waive otherwise waive the Disclosing Party’s compliance with the provisions of this Section 13. The Disclosing Party shall cooperate fully with the Non-Disclosing Party in connection with the Non-Disclosing Party’s efforts to obtain a protective order or other appropriate remedy. In the event Non-Disclosing Party is unable to obtain a protective order or other appropriate remedy with respect to the Confidential Information or has not responded to the Disclosing Party’s notice within ten (10) days after receipt thereof and the Disclosing Party has otherwise complied with its obligations under this Section 13.6, the Disclosing Party shall not be liable for the disclosure of Confidential Information legally required to be disclosed and not subject to a protective order or other appropriate remedy. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

13.7 Return of Confidential Information. Except as otherwise provided in Section 5.3(c), each Party agrees that upon the earlier to occur of (i) the conclusion of the provision of the Services, or (ii) the earlier termination of this Agreement, each Party will promptly deliver to the other all Confidential Information in its possession generated or prepared by the other Party, without retaining any copy thereof; provided, that a Non-Disclosing Party may retain copies of Confidential Information, subject to this Agreement, in accordance with its internal record retention policies and procedures for legal, compliance or regulatory purposes.

13.8 Remedies. Each Party acknowledges that the Confidential Information is proprietary and confidential, and that the Non-Disclosing Party will suffer irreparable injury in the event of the use, delivery or disclosure of the Confidential Information, other than as expressly permitted herein, and there may be no adequate remedy at law for such violation. The Disclosing Party agrees that in the event of any unauthorized use, delivery or disclosure or threatened unauthorized use, delivery or disclosure of the Confidential Information, the Non-Disclosing Party, in addition to all other remedies it may have in law or equity, shall be entitled to seek a temporary restraining order and/or injunction, on an ex parte basis, prohibiting any further use, delivery or disclosure of the Confidential Information by the Disclosing Party.

13.9 Indemnification. The Disclosing Party agrees to indemnify, save and hold the Non-Disclosing Party, as applicable, harmless from and against any Claims that the Non-Disclosing Party may incur as a result of any knowing disclosure or knowing use of the Confidential Information not expressly permitted hereunder.

13.10 Information Policy. The Manager acknowledges that the United States securities laws: (i) restrict the Trust and the Manager from communicating any material non-public information about the Trust, its subsidiaries and the Properties (“MNPI”) to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell Trust Interests (as defined in the Trust Agreement) or interests therein; (ii) prohibit selective disclosure of any MNPI, including, but not limited, to holders of Trust Interests; and (iii) restrict any Certificateholders who have received MNPI from purchasing or selling Trust Interests or interests therein. The Manager shall comply with the United States securities laws in connection with all information about the Trust, its subsidiaries and the Properties. The Manager shall not disclose MNPI to Certificateholders or their Affiliates, unless the Trustee (to the extent authorized under the Trust Agreement) has consented to such disclosure.

14. EXCULPATION.

The Trustee agrees, on behalf of itself and the Trust, to look solely to Manager’s interest in and to this Agreement (including the right to any fees hereunder) and any available insurance proceeds and rights of recovery for the satisfaction of any claim now existing or hereafter arising or accruing against the Manager Parties and in no event shall the Manager Parties have any personal liability hereunder beyond the interest, if any, of Manager in and to this Agreement.

15. INSURANCE.

15.1 General Requirements. During the Term, Manager shall procure and maintain commercially reasonable types and limits of insurance covering Manager and the performance of the Services, subject to the terms, conditions and exclusions of such policies. Any Approved Subcontractor providing Services or entering onto the Property shall also be required to comply with the insurance requirements set forth in this Section 15. The insurer shall provide for at least thirty (30) days prior written notice to the Trustee in the event Manager and its insurer or insurers materially change, cancel or non-renew any insurance policy. The following insurance coverage is required:

15.2 Commercial General Liability Insurance. Commercial general liability insurance providing commercially reasonable limits for general aggregate and aggregate for products and completed operations. The Trustee may reasonably request higher liability limits or aggregate coverages at any time during the Term if in the Trustee’s sole discretion, the risk warrants. The Trustee will give Manager reasonable notice of its request for higher liability limits or aggregate coverages and any agreed-upon change to the liability limits or aggregate coverages, and the Manager shall use commercially reasonable efforts to secure such coverage.

15.3 Professional Liability Insurance. Limit of Liability and deductible shall be commercially reasonable. The professional liability insurance shall cover wrongful acts, errors and omissions, including liability assumed under this Agreement, subject to the terms, conditions and exclusions of such policy. Manager may permit its insurer to write this coverage on a claims-made basis, provided that Manager shall use commercially reasonable efforts to maintain a “tail” or similar extended reporting period, in the event of the expiration of coverage, for occurrences arising out of the performance of the Services for a period of at least three (3) years after the expiration of the Term.

15.4 Workers’ Compensation and Employer’s Liability. Workers’ Compensation limits shall be the statutory limits, and employers’ liability insurance, with commercially reasonable limits for (1) Each Accident–Bodily Injury by Accident; (2) Each Employee-Bodily Injury by Disease; and (3) Policy Limit-Bodily Injury by Disease. Manager shall provide a waiver in favor of the Trustee for its workers’ compensation coverage. Manager hereby waives all rights of recovery against the Trust, the Trustee and the other Manager Parties arising out of claims made under the workers’ compensation or employers’ liability insurance required to be maintained under this Agreement, and all such insurance shall include, by endorsement or otherwise, a waiver of subrogation in favor of the Trust, the Trustee and the other Manager Parties.

15.5 Master Lease Insurance Coverage. Manager shall, to the extent required in connection with the sale of any Property, use commercially reasonable efforts to: (i) facilitate the re-allocation of the BI Premium Cap under Section 11.1(c) of the Retail Master Lease for a BI Policy once a Property is sold and the related Property (or Properties) become severed Properties subject to a Severed Lease; and (ii) if a BI Policy is required by the applicable buyer (or its lender) and Manager recommends that the Trust, as seller, provide such coverage at its cost in connection with such sale, Manager shall (A) request from Tenant that Tenant obtain a quote for Tenant to procure such BI Policy, and (B) use commercially reasonable efforts to obtain, on behalf of the Trust, one or more quotes from independent insurance brokers and/or insurers, to procure such BI Policy; and (iii) if an enhanced rating for an insurer providing insurance coverage to Tenant is required by the applicable buyer (or its lender) and Manager recommends that the Trust, as seller, provide such coverage at its cost (through a “wrap policy” or an independent insurance product then available in the market) in connection with such sale, Manager shall (A) request from Tenant that Tenant obtain a quote for Tenant to procure such enhanced rating or coverage, and (B) use commercially reasonable efforts to obtain, on behalf of the Trust, one or more quotes from independent insurance brokers and/or insurers, to procure such enhanced rating or coverage.

15.6 Maintain in Full Force. Manager shall deliver certificates of insurance, policy declarations pages, and additional insured endorsements providing proof of coverage to the Trustee as soon as reasonably practicable (including in respect of continuation of coverage upon renewal or replacement of an existing policy upon the written request of the Trustee). The Trustee reserves the right to require Manager to provide certified copies of the original policies of all insurance obtained in respect of the Trust at any time upon ten (10) days written notice to Manager subject to the Trustee’s agreement to keep such policies confidential.

15.7 Directors and Officers Liability. Limit of Liability and deductible shall be commercially reasonable. The Trustee, at the direction and with the assistance of the Manager, shall obtain and maintain director and officer liability insurance and shall add the Officers and Manager (together with any other Manager Parties reasonably requested by Manager) as additional insureds thereunder. Manager may permit its insurer to write this coverage on a claims-made basis, provided that Manager shall use commercially reasonable efforts maintain a “tail” or similar extended reporting period, in the event of the expiration of coverage for a period of at least six (6) years after the expiration of the Term.

16. SURVIVABILITY OF TERMS

In addition to those sections which expressly survive the expiration or termination of this Agreement, the following sections of this Agreement shall survive the expiration or termination of this Agreement: 5.3, 5.4, 12, 13, 14, 15.6, 16, 17, 19 and 20.

17. NOTICES

Except as set forth below, any notices and other communication required or permitted to be given hereunder shall be in writing and deemed to have been sufficiently given when delivered (a) in person with a signed delivery receipt, (b) by reputable overnight delivery service with proof of delivery; (c) by registered or certified mail, postage prepaid, return receipt requested, to the address of the respective party below, or (d) by email, with an original sent by any means described in (a), (b), or (c). Either party may, by notice to the other, change the names and addresses above given.

If to the Trust:

GLAS Trust Company LLC, as trustee

3 Second Street, Suite 206

Jersey City, NJ 07311

Email: ClientServices.Americas@glas.agency

with a copy to:

Milbank LLP

2029 Century Park East, 33rd Floor

Los Angeles, CA 90067

Attention: Casey Fleck

Email: CFleck@milbank.com

and to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: Kevin O’Shea

Email: koshea@milbank.com & RENotice@milbank.com

If to Manager:

Hilco JCP, LLC

5 Revere Drive, Suite 206

Northbrook, Illinois, 60062

Attention: Neil Aaronson and Larry Finger

Email: naaronson@hilcoglobal.com & lfinger@hilcoglobal.com

18. PUBLICITY

Except as expressly provided for in this Agreement, and including, for avoidance of doubt, as believed necessary or appropriate to perform the Services, each Party may not, without the prior written consent of the other Party, which may be granted or withheld in such Party’s sole absolute discretion (and in the case of the Trustee, without direction by Certificateholders as it may deem necessary or appropriate) (a) make any public pronouncements, issue any press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party other than its attorneys, consultants, accountants, Personnel or Subcontractors (in the event Manager is the disclosing Party) or any other such parties on a need to know basis or (b) include references to the Trust, the Trustee or Manager, as applicable, in any marketing or promotional materials. Notwithstanding the foregoing, with respect to any public pronouncements or public disclosures required by applicable law, Manager shall have the opportunity to review any such pronouncements or disclosures and provide comments to same not less than five (5) business days before the public dissemination thereof and, provided the Trustee complies with this sentence, Manager’s consent shall not be unreasonably granted or withheld.

19. REPRESENTATIONS AND WARRANTIES

19.1 By Manager. Manager represents and warrants that:

(a) Manager is a Delaware limited liability company in good standing under the laws of the State of Delaware, with full power and authority to enter into and fully perform its obligations under this Agreement and in any other jurisdiction in which it conducts any business so as to require such qualification;

(b) Manager has obtained all necessary licenses and approvals required under all applicable federal, state or local laws, rules and regulations and any other applicable requirements of any government or agency or instrumentality thereof, as such may be amended, modified or supplemented from time to time, necessary to perform the Services hereunder;

(c) Manager has full power and authority to enter into and perform this Agreement and has not granted any rights pertaining to the subject matter hereof to any third party in a manner that prevents Manager from performing the Services hereunder;

(d) Neither this Agreement nor anything required to be done hereunder by Manager violates or shall violate any partnership agreement, contract, or other document to which Manager is a party or by which Manager is otherwise bound;

(e) There are no actions or proceedings against, or, to Manager’s knowledge, investigations of, the Manager before any court, administrative or other tribunal (i) that would prohibit its entering into this Agreement or assert the invalidity of this Agreement, (ii) seeking to prevent the consummation of the transactions contemplated by this Agreement or (iii) that prohibit or would materially adversely affect the performance by the Manager of its obligations under, or the validity or enforceability of, this Agreement;

(f) The execution and delivery of this Agreement by Manager have been duly authorized, and this Agreement constitutes the valid, binding, and enforceable obligation of Manager;

(g) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Manager of, or compliance by the Manager with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the date of this Agreement;

(h) Neither Manager nor any of its Affiliates shall, directly or indirectly, purchase or acquire in any manner any of the Properties;

(i) Neither Manager nor any of its Affiliates shall, directly or indirectly, act as a lender or a source of financing in any manner (including with respect to any Permitted Indebtedness to the Trust);

(j) Neither Manager nor its Affiliates shall, and shall use their good faith efforts to cause their representatives to not, use the Confidential Information for any purpose except in connection with its performance of the Services hereunder;

(k) To the extent that a vote of the Certificateholders is required for any reason pursuant to the Trust Agreement, Manager shall cooperate with Trustee to effectuate such vote; and

19.2 By the Trust. The Trustee, on behalf of the Trust, represents and warrants that:

(a) the Trustee is a limited liability company organized and existing and in good standing under the laws of the State of New Hampshire;

(b) the Trustee has full power, authority and legal right to execute and deliver this Agreement and has taken all necessary action to authorize the execution and delivery by it of this Agreement;

(c) the execution and delivery by the Trustee of this Agreement: (i) will not violate any provision of any United States federal law or the law of the state of the United States where it is located governing the banking and trust powers of the Trustee or any order, writ, judgment, or decree of any court, arbitrator or governmental authority applicable to the Trustee or any of its assets; (ii) will not violate any provision of the articles of incorporation or by-laws of the Trustee or any terms of the Trust Agreement; and (iii) will not violate any provision of, or constitute, with or without notice or lapse of time, a default under, or result in the creation or imposition of, any lien on any properties included in the Trust Assets pursuant to the provisions of any mortgage, indenture, contract, agreement or other undertaking to which it is a party, which violation, default or lien could reasonably be expected to have an adverse effect on the Trustee’s performance or ability to perform its duties hereunder or thereunder or on the transactions contemplated herein or therein.

(d) There is no litigation pending nor, to the Trustee’s knowledge, is any litigation threatened against the Trust to any of the matters which are the subject of this Agreement or which is reasonably likely to impact the Trust’s ability to perform hereunder; and

(e) The execution and delivery of this Agreement by the Trustee on behalf of the Trust have been duly authorized and this Agreement constitutes the valid, binding, and enforceable obligation of the Trust.

20. MISCELLANEOUS

20.1 Entire Agreement; Amendment. This Agreement constitutes the full and complete agreement of the Parties with respect to the subject matter hereof. This Agreement may only be amended or waived in a writing signed by the Parties. In the event of any conflict between (a) the provisions of the body of this Agreement and (b) the provisions of any of the Schedules or Exhibits hereto, provisions of the body of this Agreement shall prevail and control the operation of this Agreement.

20.2 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, any successors of the Trust and Manager and neither shall be permitted to assign. This Agreement shall be binding upon, and inure to the benefit of, any successors of the Manager and Trust but shall not be assigned by the Manager or Trust without the prior written consent of the other party, which consent shall not be unreasonably withheld if the proposed assignee is an Affiliate of the Manager.

20.3 No Third Party Beneficiary. No Person other than the Parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement, including, without limitation, any trust beneficiaries.

20.4 Severability. If any provision of this Agreement is held invalid or unenforceable, such provision shall thereupon be deemed modified only to the extent necessary to render the same valid or excised from this Agreement, as the situation may require, and this Agreement shall be enforced and construed as if such provision had been included herein as so modified or had not been included herein, as the case may be.

20.5 Choice of Law, Consent to Jurisdiction. THIS AGREEMENT HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. Each of the parties hereto, to the extent it may do so under applicable law, for purposes hereof: (a) irrevocably submits itself to the exclusive jurisdiction of the courts of the State of New York sitting in the City of New York and to the exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the subject matter hereof or any of the transactions contemplated hereby brought by any party or parties hereto or thereto, or their successors or permitted assigns; (b) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof or any of the transactions contemplated hereby may not be enforced in or by such courts; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to each party hereto at its address set forth in Section 17, or at such other address of which the other parties shall have been notified pursuant thereto; and (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

20.6 Waiver of Jury Trial. EACH OF THE PARTIES PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TRUST AGREEMENT, ANY CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS TRUST AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

20.7 Waiver and Delay. No waiver by either Party of any breach or series of breaches or defaults in performance by the other Party, and no failure, refusal or neglect of either Party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of either Party’s obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either Party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

20.8 Titles for Convenience; Interpretation. Titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement. In this Agreement, unless the context otherwise requires, (i) words used in the singular or in the plural include both the plural and singular, (ii) references to this Agreement and all expressions like “herein”, “hereof” and “hereunder” shall be deemed to refer to this Agreement and all exhibits as amended from time to time, including as affected by any such amendment, (iii) “or”, “either” and “any” are not exclusive, (iv) “including” and its variants mean “including, without limitation,” and its variants, (v) references to “written,” “in writing” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (vi) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require, (vii) “Sections” refer to Sections of this Agreement unless otherwise specified, and (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

20.9 Attorneys’ Fees. If any legal action is initiated by either of the Parties hereto, the prevailing Party shall be entitled to recover from the other Party reasonable attorneys’ fees in addition to any other relief that may be awarded.

20.10 Non-Disparagement. Trustee shall not, and shall cause the Trust to not, disparage the Officers or the Manager Parties to any third party. Neither the Officers nor the Manager Parties shall disparage the Trustee or Trust. For purposes of this section, “disparage” shall mean any negative comments regarding any such party’s business practices, investment-related decisions, personnel, integrity, fairness, satisfaction of obligations, or overall performance.

20.11 Damages. The Officers or the Manager Parties shall not be liable for consequential, speculative, remote or punitive damages, and the Trust hereby waives and releases any right to seek or collect any such consequential, speculative, remote or punitive damages against any of the foregoing.

20.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which taken together shall constitute one instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission (including DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Trust and Manager have duly executed this Management Agreement as of the Effective Date.

TRUST:

COPPER PROPERTY CTL PASS THROUGH TRUST,

by GLAS Trust Company LLC, solely in its capacity as Trustee.

By:	/s/ Yana Kislenko
Name:	Yana Kislenko
Title:	Vice President

MANAGER:

HILCO JCP, LLC

By:	/s/ Ronal M. Lubin
Name:	Ronald M. Lubin
Title:	Vice President

SCHEDULE 1

SCOPE OF SERVICES

Without limiting any of the services to be provided by Manager pursuant to the Trust Agreement or pursuant to the express terms of this Agreement, each of which are expressly incorporated by reference herein, Manager shall provide the Trust with the following services and any ancillary services related thereto, together with any such services as are reasonably requested by the Trustee or are otherwise necessary to accomplish and/or effectuate any of the Services described herein.

1.	Real Estate & Trust Operations Management

a.	Property Level Management

i.	Monitor tenant CAM/Real Estate Tax payments.

ii.	Review anticipated Cap Ex plans and expenditures.

iii.	Monitor tenant Cap Ex activities.

iv.	Monitor ground lease payments.

v.	Ground Lease Data Management and Reporting.

vi.	Maintain and monitor insurance

vii.	Repairs and maintenance with respect to Landlord and Tenant option properties after partial / full lease termination

viii.

Use diligent efforts to collect all rents and other income due to the Trust in accordance with the Master Leases or otherwise related to the Properties. All such funds will be deposited in the relevant Company Account within one (1) business day of Manager’s receipt thereof.

ix.	Review of tenant’s financial reporting.

x.	Delivery of all reports required for waterfall distributions.

xi.	Monitoring of tenant responses to material HVAC, Facilities, Elevator, Mechanical Operations issues.

xii.	Oversight of Onsite Security Plan and Operation.

xiii.	Delivery of all required reports to Trustee.

xiv.	Coordinate with Trust Auditor as necessary.

xv.	Create and distribute monthly report of information received from tenants.

xvi.	Tenant Status Report.

xvii.	Serve as Landlord notice party under the Master Leases.

xviii.	Promptly take all actions required by Landlord under the Master Leases.

xix.	Act as initial Leasing Agent and Property Manager (each as defined in the Trust Agreement).

xx.

Re-market and re-lease any Properties or portions thereof to the extent they are not subject to a Master Lease, a Severed Lease or other lease, including through the retention, to the extent reasonably required, and supervision of third-party leasing agents (subject to Section 11 of the Management Agreement)

b.	Financial Reporting

i.

Develop, review and certify (CEO and CFO) all filings required to be made with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities and Exchange Act of 1934, as amended, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

ii.

Cooperate with and assist the Trustee in connection with (w) the preparation of a registration statement under the Securities Act, for the registered offer and sale of Trust Certificates (including as may be required pursuant to the Registration Rights and Resale Cooperation Agreement), (x) any third party sales pursuant to a Cooperation Request Notice (as defined in the Registration Rights and Resale Cooperation Agreement), (y) causing the Trust Certificates to be quoted on the OTCQB and/or OTCQX markets and (z), any registration or qualification of the Trust Certificates under the securities laws or Blue Sky laws of states or other jurisdictions of the United States of America, as may be requested, in each case pursuant to the Registration Rights and Resale Cooperation Agreement attached as Exhibit E to the Trust Agreement.

iii.	Execute all required accounting functions

iv.	Develop all materials for the Monthly / Quarterly Report in the forms attached to the Trust Agreement

v.	Provide all information necessary for the Trustee to prepare the Distribution Date Schedule

c.	Investor Relations

i.	Draft and Issue Monthly and Quarterly (and as appropriate ad hoc) press releases and 8Ks

ii.	Quarterly Earnings calls

iii.	Develop Investor slide decks

iv.	Attend and coordinate investor meetings

v.	Develop and maintain Trust website with relevant investor materials.

d.	Financial Management

i.	Create and distribute property sales and marketing status activity reports.

e.	Property Condition Administration

i.	Review of Property Condition Report “PCR”.

f.	Environmental Administration

i.	Oversight and Admin of Material Environmental Remediation Recommendations.

ii.	Oversight of Environmental Remediation Firms engaged in Remediation.

g.	Oversight and Support of key property counterparties

i.	Ground lessors.

ii.	REA counterparties.

iii.	Municipal counterparties.

iv.	Other property-related counterparties.

v.	Oversight and Support of Real Estate Tax Services.

vi.	Appeals and audit defense, where appropriate.

h.	Constituent Status Calls

i.	Originate Weekly/Bi-weekly status meeting, best practices and priority issue calls with other trust advisors, counsel and representatives

2.	Asset Management

a.	Global Marketing Strategy and Asset Sale Administration

i.	Creation of global marketing strategy, structuring plan and sales process, including the direction and management of third-party brokers as appropriate.

ii.	Oversight of all marketing/property sales activity.

iii.	Develop and supervise asset sale grouping and timing strategies to optimize sale proceeds.

iv.	Develop strategies to address unusual tenant provisions in the Master Lease including go dark rights and substitution rights.

b.	Third Party Broker Management and Supervision

i.	Assist with the selection process to locate a robust national network of well positioned, best in class brokers.

ii.	To quick start the sales process, download the global marketing strategy to the selected brokers.

iii.	Collaborate with selected broker(s) to establish an aggressive, targeted sales campaign utilizing Manager buyside contacts, as well as brokers’ contact buyer lists.

iv.	Direct broker sales process, advising in strategic negotiation responses, and issue resolution.

v.

With the selected broker(s), create an overall marketing plan for the entire Property – in tranches and/or a single property basis – including price range consideration, marketing time projection, issue mitigation, and target buyer profile.

vi.	Oversee and approve all marketing collateral, advertising, social media, and public relations.

vii.	Coordinate with the selected broker(s) to create a reasonable yet aggressive negotiation strategy. Provide oversight and strategic response to real time negotiation points.

viii.	Provide a final sale recommendation report to the Trustee that details sale results, issue resolution results, and negotiation rationale.

ix.	Coordinate with the Trustee in obtaining, on a quarterly basis, a BOV for each Property that is a Trust Asset pursuant to the Trust Agreement.

c.	Data Management

i.	Creation and administration of buyer Data Room required materials for immediate selected broker access:

1.	Site Plans

2.	Stacking Plans

3.	Property Photos

4.	PCR

5.	Property Level Financial Reports

6.	Corporate Financial Statements

7.	Phase 1 ESA

8.	Survey

d.	Asset Sale Closing Management

i.	Closing Statement Review

ii.	Sale proceeds reconciliation

iii.	Cash distribution management

iv.	Creation of Monthly Settlement Statements

v.	Assistance with negotiating and closing Property sales, including in connection with Strategic Disposition Transactions (as defined in the Trust Agreement)

e.	Constituent Status Calls

i.	Originate Weekly/Bi-weekly status meeting, best practices and priority issue calls with other trust advisors, counsel and representatives

f.	Permitted Indebtedness / Equity Sales

i.

Cooperate with the Trustee and the Certificateholders (to the extent applicable) with respect to the negotiation of the terms of, execution, consummation and incurrence of any Permitted Indebtedness or any sale of the Trust Certificates (pursuant to the Registration Rights and Resale Cooperation Agreement) on behalf of the Trust with any applicable lenders, noteholders, arrangers, underwriters, structuring agents, bookrunners or similar agents

ii.

Engage legal counsel and other professional advisors to assist the negotiation, execution and incurrence of Permitted Indebtedness or in connection with any sale of the Trust Certificates pursuant to the Registration Rights and Resale Cooperation Agreement

iii.

Assist the Trust in the execution of any documentation and satisfaction of any conditions precedent in connection with the Permitted Indebtedness and otherwise assist the closing and disbursement of any Permitted Indebtedness

g.	Master Lease Administration and Compliance

i.

Enforce all rights and remedies of the Landlord (as such term is defined in each Master Lease) with respect to all properties then leased under the related Master Leases and ensure that Landlord is complying with all of its obligations under such Master Leases.

ii.

Review all budgets and other matters submitted for the approval of the Landlord (as such term is defined in each Master Lease) and make recommendations to the Trustee for approval or denial of approval of such budgets and other matters.

iii.

Review all financial information and financial and other reporting received from the Tenant (as such term is defined in each Master Lease) and the Lease Guarantors (as such term is defined in each Master Lease) under the Master Leases to verify that such information and reporting complies with the requirements of the Master Leases and, upon such verification, forward such information and reporting to the Trustee.

iv.

Upon obtaining all property-by-property information (including, without limitation, Base Rent, EBITDA, EBITDAR-to-Rent and EBITDA margins) required to be provided by the Tenant and/or Lease Guarantors pursuant to the Reporting Package (as such term is defined in each Master Lease) for stratification by the Landlord under the Retail Master Lease, make recommendations to the Trustee for such stratifications in accordance with the requirements of the Retail Master Lease.

v.

In connection with sales of properties by the Trust, (1) coordinate with the Trustee in managing and responding to all First Offer Rights, ROFO Rights, Modified ROFO Rights and Marketing Inclusion Rights (as such defined terms are used in each of the Master Leases) applicable under the Master Leases; (2) review offers made by third parties and make recommendations to the Trust as to which offers to accept or reject; (3) once an offer has been accepted, working with counsel to the Trust, negotiate and finalize the form of purchase and sale agreement and the form of Severed Lease (as defined in each Master Lease); (4) close the sale transaction; and (5) manage the reduction of each Permitted No Consent Sublease and Go Dark Substitution basket under the Retail Master Lease resulting from such sales.

h.	Other Services

i.

Oversee, supervise, assist and approve the work of the Trust’s accountants, including all SEC filings including 10Qs, 10Ks and 8Ks and coordinate with the Trust’s auditors related to the year-end audit.

ii.	Certification of SEC filings as principal financial officer, to the extent required by law.

iii.	Participation in investor relations activities (including participation in earnings calls and meetings with potential investors).

iv.	All necessary and reasonable assistance in connection with the Long-Term Plan.

v.	Maintain and update Schedule III of the Trust Agreement in coordination with the Trustee.

vi.

Identify those portions of the DC Properties that contain excess developable land parcels (“Excess Land Parcels”) which can be sold to third party buyers; take all steps required to create separate tax lots and legally subdivide the Excess Land Parcels so that they can be sold as expeditiously as possible; market for sale and sell the Excess Land Parcels in substantially the same manner as the marketing and sale of other Properties.

vii.

(A) monitor compliance with Section 4.05 of the Trust Agreement, including by keeping an up-to-date (to the extent of its actual knowledge) list of all Tenants (including sub-tenants) and the Collections derived from each Tenant (including each sub-tenant); and (B) take any action it reasonably deems necessary to avoid or mitigate any adverse tax consequences to the Trust, the intended classification of the Trust for U.S. federal income tax purposes or the Trust Assets from any change in Tenant (including any sub-tenant).

viii.

Directly or through reliance on accountants or other professional advisors, monitor and determine on a monthly basis the applicable Assignee/Subtenant Attributable Rent Percentage (as defined in the Trust Agreement). If at any time the Assignee/Subtenant Attributable Rent Percentage for the preceding month is, or the Manager reasonably should expect that such percentage for the following month will be, greater than 3.5%, then, within 10 Business Days after Schedule III is next updated, the Manager shall (if so instructed by the Trustee), determine whether any Excepted Holder (as defined in the Trust Agreement) and its Affiliates own Relevant Equity Interests (as defined in the Trust Agreement) in any Tenant (including any subtenant) and, in such case, whether the Trust would be related to any such Tenant for purposes of Code section 856(d)(2)(B) such that rental income received by the Trust attributable to such Tenant would not be qualifying real property rents under Code section 7704(d)(3) and to determine the amount thereof.

SCHEDULE 2

DEFINITIONS

The following defined terms shall have the meanings set forth below and in the Agreement:

a)

“Affiliates” means with respect to a Person any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director of such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 50% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, none of the Manager Parties shall be deemed an Affiliate of the Trust or Trustee nor shall the Trust or Trustee be deemed an Affiliate of any of the Manager Parties.

b)	“Agreement” has the meaning set forth in the Introductory Paragraph.

c)	“AM Fee” has the meaning set forth in Section 4.1.

d)	“Approved Subcontractor” has the meaning set forth in Section 11.1.

e)	“Base Fee” has the meaning set forth in Section 4.1.

f)	“Claims” or a “Claim” has the meaning set forth in Section 12.1.

g)	“Confidential Information” has the meaning set forth in Section 13.2.

h)	“Consideration” has the meaning set forth in Section 4.1.

i)	“DC Properties” has the meaning set forth in the Recitals.

j)	“Disclosing Party” has the meaning set forth in Section 13.1.

k)	“Effective Date” has the meaning set forth in the Introductory Paragraph.

l)	“Manager” has the meaning set forth in the Introductory Paragraph.

m)	“Manager Parties” has the meaning set forth in Section 12.1.

n)	“ISO” has the meaning set forth in Section 15.2.

o)	“JC Penney” has the meaning set forth in the Recitals.

p)	“JCP Executive Officer” has the meaning set forth in Section 2.1(a).

q)	“JCP Financial Officer” has the meaning set forth in Section 2.1(a).

r)	“Master Leases” has the meaning set forth in the Recitals.

s)	“Non-Disclosing Party” has the meaning set forth in Section 13.1.

t)	“Officers” has the meaning set forth in Section 2.1(a).

u)	“the Trust” has the meaning set forth in the Introductory Paragraph.

v)	“Party” and “Parties” has the meaning set forth in the Recitals.

w)

“Performance Standard” means the Manager shall use good faith efforts to: service and administer the Properties solely on behalf of the Trust for the benefit of the Certificateholders and in accordance with applicable law, the terms of this Agreement, the terms of the Trust Agreement. With respect to the foregoing, the Manager shall be perform the Services: (a) substantially the same manner in which and with substantially the same care, skill, prudence and diligence with which the Manager services and administers similar properties for itself and/or other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial property and asset managers in administering portfolios of commercial properties for Lenders and owners; (b) use good faith efforts to maximize the recovery on the properties to the Certificateholders of the Trust on a net present value basis; (c) use good faith efforts to timely execute on all of the Manager’s material obligations under the Management Agreement; and (d) in good faith, without regard to any conflicts that may arise with respect to (i) any relationship that the Manager or any affiliate thereof may have with JC Penney, any tenant under the Master Leases, or any of their respective affiliates, or (ii) the ownership or management for others of any other property or portfolios of properties by the Manager.

x)

“Person” means any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof) endowment fund or any other form of entity.

y)	“Personnel” has the meaning set forth in Section 3.1.

z)	“Properties” has the meaning set forth in the Recitals.

aa)	“Property Level Contractors” has the meaning set forth in Section 2.2.

bb)	“Restricted IP” has the meaning set forth in Section 19.1.

cc)	“Retail Properties” has the meaning set forth in the Recitals.

dd)	“Services” has the meaning set forth in Section 2.1.

ee)	“Subcontractor” has the meaning set forth in Section 11.1.

ff)	“Term” has the meaning set forth in Section 5.1.

gg)	“Trust Agreement” means that certain Amended and Restated Trust Agreement, dated as of January 30, 2021 by and between Copper BidCo LLC and GLAS Trust Company LLC, as trustee.

hh)	“Work Product” has the meaning set forth in Section 14.

SCHEDULE 3

COMPENSATION

1. Base Fee. The Trust shall pay to Manager a base fee (the “Base Fee”) in an amount equal to the greater of: (i) 5.75% of the Lease Payments (as defined in the Trust Agreement but excluding the impact of any rent abatements under the Retail Master Lease or the DC Master Lease unless to the extent covered by business interruption or lost profits insurance) of the Properties per month; and (ii) $333,000 per month. The Base Fee shall be paid to Manager monthly in arrears on the tenth (10th) day of each month during the Term.

2. AM Fees. The Trust agrees to pay to Manager, the AM Fees as set forth below:

(A)

A closing fee (the “DC Closing Fee”) in an amount equal to $50,000 per DC Property sold, payable on the 10th day of the month succeeding the month during which a DC Property (as defined in the Trust Agreement) is sold in accordance with the Management Agreement and the Trust Agreement; provided that any accrued but unpaid DC Closing Fees shall become due and payable on the termination date of the Management Agreement; and

(B)	Any success fee as set forth in the parameters agreed by the Trustee on behalf of the Trust and the Manager.